Exhibit 10.1

August 23, 2021

William Clark

45 Yorkshire Road

Dover, MA 02030

Dear Mr. Clark,

iBio, Inc., a Delaware corporation (the “Company”), is pleased to offer you a position as of member of its Board of Directors (the “Board”).  While a member of the Board of Directors you shall serve initially as a member of the Audit Committee and Nominating and Governance Committee.  We believe your background and experience will be an important asset to the Company, and we look forward to your membership on the team. Should you choose to accept this position as a member of the Board, please sign and return this letter agreement (the “Agreement”) to me via DocuSign.

1.  Term.  This Agreement is contingent upon Board approval and effective upon your acceptance and signature below and Board approval. Your term as director shall continue subject to the provisions of this letter and by the bylaws of the Company. The position shall be up for re-election in accordance with the bylaws of the Company and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2.  Services. You shall render services as a member of the Board and upon the Board’s committees to which you are elected (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.

8800 HSC PARKWAY● BRYAN, TX 77807 ● TEL: 979-446-0027 ● WWW.IBIOINC.COM

3.  Compensation. As compensation for your services to the Company, you will receive $40,000 in cash per year for serving on the Board and an additional $11,500 in cash per year serving on the Audit Committee and Nominating and Governance Committee starting from the date of this Agreement, which shall be paid to you quarterly.  Upon acceptance of this offer, you shall receive a grant of non-qualified options to purchase 100,000 shares of iBio common stock based on the grant date stock price, subject to conditions of applicable law and iBio’s stock option plan and grant agreement.  1/36 of such options (rounded to the nearest whole option) will vest upon completion of each month of service on the Board, during the first 36 months of your Board service.  Provided, however, upon the closing of a change of control, the remaining unvested portion of the grant of non-qualified options shall become fully vested and exercisable.  Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with Company policies as in effect from time to time.

4.  Fiduciary. You will represent the stockholders and the interests of the Company as a fiduciary.

5.  Termination and Resignation. Your membership on the Board may be terminated for any or no reason by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason by a majority of the Board at any time, for reasons allowed by the bylaws of the Company. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation (including the vested portion of the Shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any Shares that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

6.  Governing Law. The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of Texas, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The state courts of the State of Texas and, if the jurisdictional prerequisites exist at the time, the United States District Court for the District of Texas, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

8800 HSC PARKWAY● BRYAN, TX 77807 ● TEL: 979-446-0027 ● WWW.IBIOINC.COM

7.  Entire Agreement; Amendment; Waiver; Counterparts. This Agreement supersedes all prior Agreements concerning the subject matter hereof, and this Agreement constitutes the entire agreement with respect to the subject matter hereof and all previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement.

8.  Indemnification. The Company will provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

Very Truly Yours,

/s/Thomas Isett
iBio, Inc.
By: Thomas Isett, CEO

Agree and Accepted:	/s/William Clark
William Clark